EXHIBIT 99.1

NEWS RELEASE
For Release on January 28, 2010	Contact: Pat Lawlor
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Fifth Straight Quarterly Profit

     San Ramon, CA - Giga-tronics Incorporated (NASDAQ:GIGA) reported today its fifth consecutive quarterly net profit of $309,000 or $0.06 per fully diluted share for the quarter ended December 26, 2009.  This compares with a net profit of $349,000 or $0.07 per fully diluted share for the same period a year ago.  Net sales decreased 6% to $4,784,000 in the third quarter of fiscal 2010 compared to $5,099,000 in the third quarter of fiscal 2009.  Gross margin of $2,054,000 decreased by $366,000 over the same quarter last year.  Gross margin as a percentage of net sales decreased by 4.6% to 42.9% in the third quarter of fiscal 2010 as compared to 47.5% in the third quarter of fiscal 2009.   Operating expenses improved by 16% or $332,000 in the third quarter of fiscal 2010 due to a reduction in product development expenses of $166,000 and a reduction in selling, general and administrative expenses of $166,000.  The reduction in product development expenses was primarily due to $184,000 of customer funded development.  Orders decreased 18% in the third quarter of fiscal 2010 to $7,715,000 from $9,461,000 for the third quarter of fiscal 2009.

Net profit for the nine months ended December 26, 2009 was $1,015,000 or $0.21 per fully diluted share compared with a net loss of $713,000 or $0.15 per fully diluted share for the same period last year.  Net sales improved by 13% to $13,876,000 in the nine month period ended December 26, 2009 compared to $12,276,000 for the same period a year ago.  Gross margin of $6,281,000 improved by $1,126,000 over the same nine month period last year.  Gross margin as a percentage of net sales improved by 3.3% to 45.3% in the first nine months of fiscal 2010 as compared to 42.0% in the first nine months of fiscal 2009.  Operating expenses improved by 12% or $702,000 in the first nine months of fiscal 2010 due to a reduction in product development expenses of $500,000 and a reduction in selling, general and administrative expenses of $202,000.  The reduction in product development expenses was primarily due to $407,000 of customer funded development.  Orders decreased for the nine months ended December 26, 2009 to $15,098,000 compared to $16,774,000 for the same period of fiscal 2009.

Non-GAAP net income, which excludes share based compensation, for the three month period ended December 26, 2009 would have been $50,000 higher, or $359,000.  Non-GAAP basic and diluted earnings per share would have been $0.07 compared to $0.06 as reported.  For the same period last year, the Company’s non-GAAP net income would have been $55,000 higher or $404,000 and the basic and diluted earnings per share would have been $0.08 compared to $0.07 as reported.

Non-GAAP net income for the nine month period ended December 26, 2009 would have been $130,000 higher, or $1,145,000.  Non-GAAP basic and diluted earnings per share would have been $0.24 compared to $0.21 as reported.  For the same period last year, the Company’s non-GAAP net loss would have been $173,000 lower or $540,000 and the basic and diluted share loss would have been $0.11 compared to $0.15 as reported.

Backlog at December 26, 2009 was $10.3 million (approximately $8.6 million is shippable within one year) as compared to $12.0 million (approximately $8.9 million was shippable within one year) at December 27, 2008.

Cash and cash equivalents at December 26, 2009 were $2,457,000 compared to $1,345,000 as of September 26, 2009.  The Company continues to utilize $500,000 of its line of credit in the current quarter.

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the third quarter results. To participate in this call, dial (877) 407-8035 domestically or (201) 689-8035 for international.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of January 28, 2010 only.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 28, 2009, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
	December 26,	March 28,
(In thousands except share data)	2009	2009
Assets
Current assets
Cash and cash-equivalents	$2,457	$1,518
Trade accounts receivable, net of allowance
of $146 and $102, respectively	4,187	3,110
Inventories, net	6,229	5,409
Prepaid expenses and other current assets	234	430
Total current assets	13,107	10,467

Property and equipment, net	264	306
Other assets	16	16
Total assets	$13,387	$10,789

Liabilities and shareholders' equity
Current liabilities
Line of credit	$500	$-
Accounts payable	569	1,219
Accrued commission	193	144
Accrued payroll and benefits	688	397
Accrued warranty	169	177
Deferred revenue	2,276	959
Deferred rent	32	118
Capital lease obligation	16	16
Other current liabilities	274	306
Total current liabilities	4,717	3,336
Long term obligations - Deferred rent	65	96
Long term obligations - Capital lease	13	25
Total liabilities	4,795	3,457

Commitments and contingencies	-	-

Shareholders' equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding
at December 26, 2009 and March 28, 2009	-	-
Common stock of no par value;
Authorized 40,000,000 shares; 4,885,271 shares at December 26, 2009
and 4,824,021 at March 28, 2009 issued and outstanding	13,913	13,668
Accumulated deficit	(5,321)	(6,336)
Total shareholders' equity	8,592	7,332
Total liabilities and shareholders' equity	$13,387	$10,789

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended		Nine Months Ended
	December 26,	December 27,	December 26,	December 27,
(In thousands except per-share data)	2009	2008	2009	2008
Net sales	$4,784	$5,099	$13,876	$12,276
Cost of sales	2,730	2,679	7,595	7,121
Gross profit	2,054	2,420	6,281	5,155

Engineering	313	479	1,057	1,557
Selling, general and administrative	1,424	1,590	4,189	4,391
Total operating expenses	1,737	2,069	5,246	5,948

Operating income (loss) from
continuing operations	317	351	1,035	(793)

Other expense	-	-	(1)	-
Interest (expense) income, net	(7)	(2)	(16)	7
Income (loss) from continuing
operations before income taxes	310	349	1,018	(786)
Provision for income taxes	1	-	3	2
Income (loss) from continuing operations	309	349	1,015	(788)
Income on discontinued operations,
net of income taxes	-	-	-	75
Net income (loss)	$309	$349	$1,015	$(713)

Basic and diluted earnings (loss) per share
From continuing operations	$0.06	$0.07	$0.21	$(0.16)
On discontinued operations	-	-	-	0.01
Basic and diluted earnings (loss) per share	$0.06	$0.07	$0.21	$(0.15)

Shares used in per share calculation:
Basic	4,846	4,824	4,833	4,824
Diluted	4,940	4,824	4,865	4,824